Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Tyson Foods, Inc.
(Exact name of registrant as specified in its charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (2)	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.10 per share, to be issued under the Tyson Foods, Inc. 2000 Stock Incentive Plan (As Amended and Restated as of February 9, 2023)	Other	3,500,000	59.75	$209,125,000	0.0001531	$32,018
Total Offering Amounts					$209,125,000		$32,018
Total Fee Offsets							$—
Net Fee Due							$32,018
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of Class A Common Stock of Tyson Foods, Inc. (the “Registrant”) as may become available for issuance pursuant to the Tyson Foods, Inc. 2000 Stock Incentive Plan (As Amended and Restated as of February 9, 2023) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Class A Common Stock.
(2) Estimated solely for the purpose of computing the amount of the registration fee. This registration fee has been calculated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low prices of the Registrant’s Class A Common Stock on November 6, 2024, as reported by the New York Stock Exchange, which was $59.75.